

Yoshitomo Nara (b. 1959)

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At 1.80, Yoshitomo Nara's artist market offers the highest risk adjust appreciation among all the Masterworks portfolio artists, surpassing the likes of Yayoi Kusama and Jean-Michel Basquiat.

INVESTMENT THESIS

Initial Offering Price

$10,101,000

Offering Circular

sec.gov

Price Appreciation of Similar Works

28.8%


$15.0m
$10.0m
$5.0m
2
14
16
18
20
22

Artist Market Sharpe Ratio

(2003-2022)

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Yoshitomo Nara
1.80
All Art
0.59
S&P 500
0.72
Speculative Returns
High Risk-Adjusted Returns

79% Progress

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Yoshitomo Nara

(b. 1959)

Yoshitomo Nara (b. 1959, Hiroski, Japan) is one of the most beloved and recognizable Japanese artists working today. Nuanced depictions of children, in a myriad of emotional states, represent the most consistent motif within Nara's oeuvre, and he is best known for the kowa kawaii (or "creepy-cute") aesthetic.

Painting







Artist Metrics

2021 Total Auction Sales	2021 Auction Lots Sold	All Time Record Price
$79,160,806	56	$24,949,768


Average Prices
1.3M
942.4K
628.3K
314.1K
10
11
12
13
14
15
16
17
18
19
20
21


Turnover by Year
79.2M
59.4M
39.6M
19.8M
10
11
12
13
14
15
16
17
18
19
20
21


Lots Auctioned
Sold
Unsold
113
84.75
56.5
28.25
10
11
12
13
14
15
16
17
18
19
20
21

Why we like this painting

- Yoshitomo Nara is one of the most beloved and recognizable Japanese artists working today.
- At 1.80, Nara's artist market offers the highest risk adjusted appreciation of any artist in the Masterworks portfolio, including Yayoi Kusama and Jean-Michel Basquiat.
- Our acquisitions team has reviewed approximately 115 examples of work by Nara, many of which are priced in excess of $5 million. Of these 115 works, this is the fourth one we have selected to be offered on the Masterworks platform.
- Executed in 2012, in the aftermath of the Great East Japan Earthquake in 2011, the Painting represents a return to art-making for Nara, and is a characteristic example of the artist's mature practice, which visualizes an ongoing engagement with themes related to childhood and isolation, executed in his signature style.
- Between 2002 and 2022, demand for Nara's work grew rapidly, with the average hammer price for paintings by Nara increasing from approximately $26,000 to $2.0 million. In 2019, he became the most expensive Japanese artist to sell at auction when "Knife Behind Back" (2000) sold for more than $24 million after a ten minute bidding war at Sotheby's in Hong Kong. The impressive result far exceeded the artist's previous record of $4.4 million.
- In 2022 Nara's auction turnover exceeded $98 million dollars, ranking him 24th among all artists in the world, and 2nd among Japanese artists, only behind Yayoi Kusama.
- As of March 20, 2023, similar sized paintings have sold at auction in excess of $11,000,000 and include: "Wish World Peace" (2014), which sold for $12,368,392 in May 2022, "Oddly Cozy" (2013), which sold for $14,270,912 in April 2022, and "Can't Wait 'til the Night Comes" (2012), which sold for $11,869,982 in November 2019. These works currently represent Nara's fifth, eighth, and ninth top auction records, respectively.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Initial Offering Price	**$10,101,000**
Offering Circular	sec.gov/edgar

INVEST NOW

YOSHITOMO

NARA

b. 1959, JAPAN



$10,101,000

INITIAL OFFERING

28.8% HISTORICAL APPRECIATION OF SIMILAR WORKS[1]	▲1.80 MARKET RISK-ADJUSTED APPRECIATION[2]
38.1% ANNUAL GROWTH OF RECORD PRICE[3]	20.0% MEDIAN REPEAT SALE PAIR APPRECIATION[4]

Acrylic on canvas | 77 × 64 in. (196 × 163 cm.)

With a sharpe ratio of 1.80, Yoshitomo Nara's market demonstrates the best risk/reward profile of all the Masterworks portfolio artists.

The Painting is a characteristic example of Yoshitomo Nara's mature practice, which visualizes an ongoing engagement with themes related to childhood and isolation, executed in his signature style. Created in 2012, in the aftermath of the Great East Japan Earthquake on March 11, 2011, the Painting depicts a half-length portrait of a female child, garbed in a red dress, holding two small green sprout plants. Nara was deeply affected by the tragedies of the 2011 earthquake, and his artistic output temporarily decreased in response. The Painting represents a return to art-making, and is meant to explore themes related to peace and rebirth. The inclusion of the two small sprout plants are a favored motif that can be found throughout Nara's oeuvre, and are a symbol of both hope and peace, expressing Nara's deep-rooted sentiments opposing war and conflict. The solitary child, Nara's most recognizable subject, is rendered in his typical style with an exaggerated head and pensive expression, which is influenced by Japanese aesthetics of kawaii, or "cuteness." Nara adopts these cultural characteristics to evoke an emotional response and engage the viewer. The Painting was previously exhibited in the acclaimed 2012–2013 show "A bit like you and me...," inspired by the Beatles song of the same name, organized by the Yokohama Museum of Art, and which subsequently traveled to the Aomori Museum of Art and the Contemporary Art Museum in Kumamoto. The Painting was selected as the cover for the exhibition catalogue, and was reproduced for a series of limited edition posters, further reinforcing its place within the artist's mature oeuvre. As of March 21, 2023, half-length portraits of solitary children comparable in scale and period with the Painting are among the most desirable works by the artist, and account for four of Nara's top ten auction records. Similar examples to the Painting have sold at auction in excess of $11,000,000 and include: *Wish World Peace* (2014), which sold for HKD 97,090,000 ($12,368,392) at Christie's, Hong Kong, on May 26, 2022, *Oddly Cozy* (2013), which sold for HKD 111,970,000 ($14,270,912) at Sotheby's, Hong Kong, on April 27, 2022, and *Can't Wait 'til the Night Comes* (2012), which sold for HKD 92,875,000 ($11,869,982) at Christie's, Hong Kong, on November 23, 2019. These works currently represent Nara's fifth, eighth, and ninth top auction records, respectively.

AS OF MARCH 21, 2023, THE ARTIST'S TOP AUCTION RECORDS ARE LED BY *KNIFE BEHIND BACK* (2000), WHICH SOLD FOR HKD 195,696,000 ($24,949,674) ON OCTOBER 6, 2019 AT SOTHEBY'S, HONG KONG, *MISSING IN ACTION* (2000) WHICH SOLD FOR HKD 123,725,000 ($15,944,440) ON JUNE 8, 2021 AT PHILLIPS & POLLY, HONG KONG, AND *NICE TO SEE YOU AGAIN* (1996) WHICH SOLD FOR $15,430,800 ON NOVEMBER 18, 2021 AT SOTHEBY'S, NEW YORK.

The Painting's period, subject, and scale make it a commercial and desirable work by Yoshitomo Nara.

During the mid to late 1990s Nara exhibited and traveled widely throughout Asia, Europe and the United States, and in 1995, he gained representation through the Los Angeles based Blum & Poe gallery. In 2000, Nara returned to Japan as international interest in Japanese pop culture surged, marking a turning point in his career. In 2001, the Yokohama Museum of Art opened "I Don't Mind, If You Forget Me," an exhibition which provided an extensive introduction to Nara's multi-disciplinary practice, and in 2010 the Asia Society of New York opened a retrospective of the artist's work. The Tokyo Municipal Museum of Art hosted a mid-career survey in 2017 and in 2021, the Los Angeles Museum of Contemporary Art opened an extensive retrospective of over 100 paintings and 700 works on paper. Between 2002 and 2021 demand for Nara's works have rapidly increased, with the average hammer price for his works increasing from approximately $26,000 in 2002 to $2.0 million in 2022. Nara's work has been collected by numerous prominent institutions, including the Museum of Modern Art in New York, the British Museum and The National Museum of Art in Osaka. As of March 21, 2023, Yoshitomo Nara is represented by Pace Gallery in New York, and Blum and Poe Gallery in Los Angeles. The artist's top auction records are led by large, full length portraits in the artist's signature style including *Knife Behind Back* (2000), which sold for HKD 195,696,000 ($24,949,674) on October 6, 2019, at Sotheby's, Hong Kong, *Missing in Action* (2000) which sold for HKD 123,725,000 ($15,944,440) on June 8, 2021, at Phillips & Polly, Hong Kong, and *Nice to See You Again* (1996) which sold for $15,430,800 on November 18, 2021, at Sotheby's, New York.

AUCTION RESULTS FOR SIMILAR WORKS[5,6]


$16M
$12M
$8M
$4M
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

Yoshitomo Nara (b. 1959, Hiroski, Japan) is one of the most beloved and recognizable Japanese artists working today. Born as the youngest of three boys in the rural Aomori prefecture, Nara's childhood was a lonely one by his account. As a young boy, the introverted artist spent time with his imagination, with Japanese TV and comic books for company. Before he could speak English, Nara began listening to broadcasts from a nearby US air base; the music, and popular culture he encountered would later influence his work. In 1987, Nara graduated from Aichi University in Nagoya, Japan with a BFA and MFA, and continued his art education in Germany at the Kunstakademie Düsseldorf, where he studied from from 1988 to 1993. Around 1993, Nara began to focus primarily on painting and developed his signature style between 1995 and 1998. Nuanced depictions of children, in their myriad of emotional states, represent the most consistent motif within Nara's oeuvre, and he is best known for the kowa kawaii, or "creepy-cute" aesthetic. As Tara Yarlagadda notes in her 2021 review of the artist's work, "few adult artists have managed to capture authentic, honest representations of children, encompassing their full range of rage and wonder." Their stylistic variations often reflect the music Nara was listening to at the time of their creation, and range from leering punks to starry eyed innocents.





YOSHITOMO NARA



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Yoshitomo Nara has a risk-adjusted appreciation of 1.80. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Yoshitomo Nara have a record price compound annual growth rate ("CAGR") of 38.1% from May 15, 2002 to September 30, 2022. This calculation is based on (i) a record price of $30,000 on May 15, 2002, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $21,673,640, the most recent record price as of September 30, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Yoshitomo Nara is 20.0%, which is based on 51 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Yoshitomo Nara was September 23, 2003 and ending on the last date a repeat sale occurred for such artist, which in the case of Yoshitomo Nara was November 30, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

6. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Yoshitomo Nara with the following criteria: figural canvas paintings executed 2005 to present, that measure 45 inches by 45 inches to 100 inches by 100 inches, and excluding tondos and examples with single heads.. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 28.8% CAGR implied from selected sales occurring from April 5, 2013 to November 16, 2022.

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